THOMAS F. PRISBY, CHAIRMAN

CFS Bancorp, Inc.
707 Ridge Road  Munster, Indiana 46321-1678

March 6, 2007
FOR IMMEDIATE RELEASE

CONTACT: Thomas F. Prisby, Chairman of the Board and Chief Executive Officer
2l9-836-2960

CFS Bancorp Modifies ESOP Loan to Reduce Annual Benefits Expense

MUNSTER, IN, March 6, 2007 - CFS Bancorp, Inc. (NASDAQ: CITZ) (the Company) today announced the modification of its loan to the CFS Bancorp, Inc. Employee Stock Ownership Plan (the Plan). The loan modification extends the term of the existing promissory note by an additional eight years from December 31, 2009 to December 31, 2017. The loan modification is expected to reduce the expense related to the Plan by approximately $1.1 million (pre-tax) in 2007.

The loan modification reduces the average Plan benefit from approximately 15.0% of eligible compensation to approximately 4.1%. As part of the modification, the Company agreed to establish 4.1% as the average minimum benefit level of the Plan. The Company also agreed to “event protection” in the event the Plan is terminated before the new maturity date of the loan due to merger, sale, or otherwise. In such an event, the unallocated stock will be distributed to the Plan participants instead of being applied to the repayment of the Plan loan.

Thomas F. Prisby, Chairman and CEO, said, “Our overall benefits burden has been significantly higher than the financial services industry. The ESOP loan modification is part of our continuing effort to reduce expenses, improve profitability and position ourselves for future success in an increasing competitive banking environment while bringing our overall compensation costs to a more reasonable level.”

CFS Bancorp, Inc. is the parent of Citizens Financial Bank, a $1.3 billion asset federal savings bank. Citizens Financial Bank provides community banking services and operates 22 offices throughout Chicago's Southland and Northwest Indiana. The Company maintains a website at www.citz.com.

This press release contains certain forward-looking statements and information relating to the Company that is based on the beliefs of management as well as assumptions made by and information currently available to management. The words "anticipate," "believe," "estimate," "expect," "indicate," "intend," "should," and similar expressions, or the negative thereof, as they related to the Company or the Company's management, are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions. One or more of these risks may vary materially from those described herein as anticipated, believed, estimated, expected or intended. The Company does not intend to update these forward-looking statements.

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